Exhibit 21 - Page 1 of 12




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Phoenix Leasing Incorporated:

         We have audited the accompanying consolidated balance sheets of Phoenix Leasing Incorporated (a California corporation) and Subsidiaries as of June 30, 1996 and 1995. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Incorporated and Subsidiaries as of June 30, 1996 and 1995, in conformity with generally accepted accounting principles.




San Francisco, California,                               ARTHUR ANDERSON LLP
September  4, 1996

                                                       Exhibit 21 - Page 2 of 12


                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                              June 30,
                                                         1996          1995
                                                         ----          ----

Cash and cash equivalents                            $ 3,767,098   $ 4,100,325
Investments in marketable securities                   1,287,323     7,298,771
Trade accounts receivable, net of allowance for
   doubtful accounts of $31,246 and $237,458 at
   June 30, 1996 and 1995, respectively                  989,030       913,437
Receivables from Phoenix Leasing Partnerships and
   other affiliates                                    3,955,935     3,975,262
Notes receivable from related party                    8,767,694     5,574,452
Equipment inventory                                    2,240,448          --
Equipment subject to lease                            17,792,847    17,044,686
Investments in Phoenix Leasing Partnerships            1,773,887     1,577,419
Property and equipment, net of accumulated
   depreciation of $11,398,438 and $10,457,763 at
   June 30, 1996 and 1995, respectively                6,933,608     7,669,302
Other assets                                           3,011,229     2,366,983
                                                     -----------   -----------

         TOTAL ASSETS                                $50,519,099   $50,520,637
                                                     ===========   ===========

                      LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:

Short-term lines of credit                           $ 1,750,000   $      --
Warehouse lines of credit                             16,930,044    17,644,012
Payables to affiliates                                 2,155,626     5,832,765
Accounts payable and accrued expenses                  3,205,932     2,829,490
Deferred revenue                                         328,676     1,059,736
Long-term debt                                           620,899       229,390
Deficit in investments in Phoenix Leasing
   Partnerships                                          761,214     1,164,445
                                                     -----------   -----------

         TOTAL LIABILITIES                            25,752,391    28,759,838
                                                     -----------   -----------

Minority Interests in Consolidated Subsidiaries           27,615        37,639
                                                     -----------   -----------

Commitments and Contingencies (Note 14)

SHAREHOLDER'S EQUITY:

Common stock, without par value, 30,000,000 shares
   authorized, 5,433,600 issued and outstanding at
   June 30, 1996 and 1995, respectively                   20,369        20,369
Additional capital                                    11,466,920     5,508,800
Retained earnings                                     13,251,804    16,193,991
                                                     -----------   -----------

         TOTAL SHAREHOLDER'S EQUITY                   24,739,093    21,723,160
                                                     -----------   -----------

         TOTAL LIABILITIES AND SHAREHOLDER'S
           EQUITY                                    $50,519,099   $50,520,637
                                                     ===========   ===========

                                                       Exhibit 21 - Page 3 of 12


                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 1. Summary of Significant Accounting Policies:

         a. Organization - Phoenix Leasing Incorporated and subsidiaries (the Company), a wholly owned subsidiary of Phoenix American Incorporated (PAI), is engaged in the organization and management of partnerships which specialize in the purchase and lease of primarily high-technology and data processing equipment. The partnerships purchase equipment directly from equipment vendors for lease to financial, commercial and industrial businesses and governmental agencies. The partnerships also finance transactions in the areas of microcomputers and emerging growth companies. The Company has also engaged in similar leasing activities for its own account. The Company also provides ongoing equipment maintenance services for end-users of high-technology data processing equipment and graphic plotters.

         b. Principles of Consolidation - The consolidated financial statements include the accounts of Phoenix Leasing Incorporated and its wholly or majority-owned subsidiaries and subsidiaries over which the Company exerts control. All significant intercompany accounts and transactions have been eliminated in consolidation.

              Except as otherwise explained below, minority interests in the net assets and net income or loss of majority-owned subsidiaries are allocated on the basis of the proportionate ownership interests of the minority owners.

              Four  of the  consolidated  subsidiaries  are  California  limited partnerships (the Partnerships) which are general partners of four of the Phoenix Leasing Partnerships. As of June 30, 1996, the Company held a 50%
general partner ownership interest in two of the Partnerships and a 62.5% interest in one and a 70% interest in the fourth. Under the terms of the partnership agreements, profits and losses attributable to acquisition fees paid to the Partnerships from Phoenix Leasing Partnerships are allocated to the limited partner (the minority owner in the Partnerships) in proportion to the limited partner's ownership interest. All remaining profits and losses are allocated to the Company. Distributions to the partners are made in accordance with the terms of the partnership agreement. The limited partner of each of the Partnerships is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who is the owner of PAI.

         c. Management, Acquisition and Incentive Fee Income - As of June 30, 1996, the Company is the corporate general partner in 13 actively operating limited partnerships and manager of 9 actively operating joint ventures, all of which own and lease equipment. Eight of the partnership agreements provide for payment of management fees based on partnership revenues and acquisition fees when the partnerships' assets are acquired. Five of the limited partnership agreements provide for payment of management fees and liquidation fees (see discussion later in this footnote). Most of the joint venture agreements provide for payment of management fees based on joint venture revenues.

         These partnerships and the joint ventures are collectively referred to as the "Phoenix Leasing Partnerships."

         d. Investments - Investments in Phoenix Leasing Partnerships reflect the Company's equity basis in the Phoenix Leasing Partnerships. Under the equity method of accounting the original investment is recorded at cost and is adjusted periodically to recognize the Company's share of earnings, losses and distributions after the date of acquisition. The Company has adopted the equity method of accounting on the basis of its control and significant influence over the Phoenix Leasing Partnerships.

                                                       Exhibit 21 - Page 4 of 12


                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 1. Summary of Significant Accounting Policies (continued):

         e. Liquidation Fee Income - The Company earns liquidation fees not to exceed 15% of the net contributed capital from seven of the partnerships in consideration for the services and activities performed in connection with the disposition of the partnerships' assets. Management of the Company concluded that the total liquidation fees to be earned over the life of these partnerships may not be fully realizable. Accordingly, the Company recognizes liquidation fee income when the fees are paid by the partnerships. The Company received and recognized $1,062,046 and $3,221,000 in liquidation fees from these partnerships during the years ended June 30, 1996 and 1995, respectively.

          In three other partnerships, cash distributions received in excess of the allocated cumulative net profits represent a liquidation fee which cannot exceed, in the aggregate, 7.792% of the net contributed capital.

         f. Lease Accounting - The Company's leasing operations consist of both financing and operating leases. The finance method of accounting for leases records as unearned income, at the inception of the lease, the excess of net rentals receivable and estimated residual value over the cost of the leased equipment. Unearned income is amortized monthly over the term of the lease on a declining basis to provide an approximate level rate of return on the unrecovered cost of the investment. Initial direct costs of originating new leases are capitalized and amortized over the initial lease term.

          Under the operating method of accounting for leases, the leased equipment is recorded as an asset, at cost, and is depreciated on a straight-line basis over its estimated useful life, ranging up to six years. Rental income represents the rental payments due during the period under the terms of the lease.

          The Company is the lessor in leveraged lease agreements under which computer equipment having an estimated useful life of 5 years was leased for periods from 4-5 years. The Company is the equity participant and equipment owner. A portion of the purchase price was furnished by third-party financing in the form of long-term debt that provides no recourse to the Company and is secured by a first lien on the financed equipment.

         g. Property and Equipment - Property and equipment which the Company holds for its own use are recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging up to 45 years.

         h. Income Taxes - The Company is included in consolidated and combined tax returns filed by PAI.

         i. Deferred Revenue - Deferred revenue is the result of selling maintenance contracts which provide service over a specific period of time. Deferred revenue is amortized on a straight-line basis over the service period not to exceed 5 years.

         j. Investments in Marketable Securities - Investments in marketable securities, are stated at cost and consist primarily of United States government obligations. Interest is recognized when earned.

         k. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                       Exhibit 21 - Page 5 of 12

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 1. Summary of significant Accounting Policies (continued):

         l. Reclassification - Certain 1995 balance have been reclassified to conform to the 1996 presentation.


Note 2.  Receivables from Phoenix Leasing Partnerships and Other Affiliates:

         Receivables from Phoenix Leasing Partnerships and other affiliates consist of the following for the years ended June 30:


                                                          1996         1995
                                                          ----         ----


Management fees                                       $  416,149   $  330,158
Acquisition fees                                          74,099      102,994
Other receivables from Phoenix Leasing Partnerships    3,458,687    3,535,110
Other receivables from corporate affiliates                7,000        7,000
                                                      ----------   ----------

                                                      $3,955,935   $3,975,262
                                                      ==========   ==========

Note 3. Investments in Phoenix Leasing Partnerships:

          The Company records its investments in Phoenix Leasing Partnerships under the equity method of accounting. The ownership interest percentages vary, ranging from .5% up to 25%. As general partner, the Company has complete authority in, and responsibility for, the overall management and control of each partnership, which includes responsibility for supervising partnership acquisition, leasing, remarking and sale of equipment. Distributions of cash from the partnerships are made at the discretion of the general partner; historically, a significant portion of the partnerships' earnings has been distributed annually.

          A shareholder of PAI and officers of the Company also have general and limited partner interests in several of the partnerships.

        The activity in the investments in Phoenix Leasing Partnerships for the years ended June 30 are as follows:


                                             1996              1995
                                             ----              ----

          Balance, beginning of year     $   412,974      $(1,120,980)
          Additional investments             830,085          688,615
          Equity in earnings               2,093,488        2,412,056
          Cash distributions              (2,323.874)      (1,566,717)
                                         -----------      -----------

          Balance, end of year           $ 1,012,673      $   412,974
                                         ===========      ===========

        The Company's total investments in Phoenix Leasing Partnerships are comprised of investments in certain partnerships which are subject to fluctuations due to partnerships' performances and timing of cash distributions. At times the investment in those partnerships will be a deficit.

        Certain of the partnership agreements require the Company to restore any deficit in its capital account to zero at the dissolution of the partnership. This deficit is a result of cash distributions received and losses allocated to the Company. The Company has determined that in certain partnerships it will be

                                                       Exhibit 21 - Page 6 of 12


                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996


Note 3. Investments in Phoenix Leasing Partnerships (continued):

unlikely that the deficit investment will reverse and as a result during the year ended June 30, 1993 the Company elected to make capital contributions prior to partnership dissolution totaling $2,028,733. As of April 1, 1992, the Company elected to forgo any future cash distributions from, and will not record its share of future earnings generated from the operations of, one of these partnerships. The Company has deferred any future cash distributions from two other partnerships. The Company believes that it would be likely that any future cash distributions received from these partnerships would have to be paid back at the dissolution of the partnerships. The Company will continue to record fee income earned from the management of, and acquisition of equipment for these partnerships.

         The aggregate positive investment and aggregate deficit investment balances are presented separately on the balance sheets as of June 30, 1996 and 1995.

        The partnerships own and lease equipment. All debt of the partnerships is secured by the equipment and is without recourse to the general partners. The unaudited financial statements of the partnerships reflect the following combined, summarized financial information as of June 30, 1996 and for the twelve months then ended:


                  Assets                          $182,995,000
                  Liabilities                       29,989,000
                  Partners' Capital                153,006,000
                  Revenue                           46,353,000
                  Net Income                        18,826,000

Note 4.  Equipment Subject to Lease:

        Equipment subject to lease includes the Company's investments in leveraged leases, investments in financing leases, operating leases and notes receivable.

        Equipment subject to lease consists of the following at June 30:


                                                    1996           1995
                                                    ----           ----
     Equipment on lease, net of accumulated
        depreciation of $258,102                $    92,008     $      --
     Leverage leases                              1,589,772       1,696,703
     Equipment held for resale                      305,840            --
     Investment in financing leases              12,036,604      13,284,177
     Operating leases                               207,793            --
     Notes receivable                             3,560,830       2,063,806
                                                -----------     -----------

                                                $17,792,847     $17,044,686
                                                ===========     ===========

        Leverage Leases:

        The Company's net investment in leveraged leases is composed of the following elements at June 30:

                                                       Exhibit 21 - Page 7 of 12


                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996


Note 4.  Equipment Subject to Lease (continued):


                                                         1996          1995
                                                         ----          ----
 Rental receivable (net of principal and interest
      on the nonrecourse debt)                       $      --     $      --
 Estimated residual value of leased assets             2,498,233     2,759,783
 Less: Unearned and deferred income                     (908,461)   (1,063,080)
                                                      ----------   -----------

 Investment in leveraged leases                        1,589,772     1,696,703
 Less: Deferred taxes arising from leveraged leases   (2,651,124)   (2,960,190)
                                                     -----------   -----------

 Net investment in leveraged leases                  $(1,061,352)  $(1,263,487)
                                                     ===========   ===========

        Investment in Financing Leases:

        The Company has entered into direct lease arrangements with companies engaged in the development of technologies and other growth industry businesses operating in different industries located throughout the United States.
Generally, it is the responsibility of the lessee to provide maintenance on leased equipment.

        The Company's net investment in financing leases consists of the following at June 30:


                                                  1996              1995
                                                  ----              ----


   Minimum lease payments to be received     $ 16,089,868      $ 17,731,628
   Less: unearned income                       (4,053,263)       (4,447,451)
                                             ------------      ------------

   Net investment in financing leases        $ 12,036,605      $ 13,284,177
                                             ============      ============

        Minimum rentals to be received on noncancellable financing leases for the years ended June 30, are as follows:


         1997                                       $ 4,161,068
         1998                                         4,171,699
         1999                                         4,248,885
         2000                                         2,367,834
         2001                                         1,080,674
         Thereafter                                      59,708
                                                    -----------

         Total                                     $ 16,089,868
                                                    ===========

        Notes Receivable:

        Notes receivable for the years ended June 30, are as follows:


                                                      1996           1995
                                                      ----           ----
Notes receivable from emerging growth
and other companies with stated interest
ranging from 10% to 22.6% per annum receivable
in installments ranging from 36 to 85 months
collateralized by the equipment financed           $3,560,830     $2,063,806
                                                   ==========     ==========

                                                       Exhibit 21 - Page 8 of 12


                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996


Note 5.  Sale of Leased Assets and Notes Receivable:

         The Company acquires leased or financed equipment with the intent to subsequently sell those assets to a trust which issues lease backed certificates. As of June 30, 1996, the Company has acquired $15,805,227 is such leased or financed equipment which is included in equipment subject to lease. The Company uses proceeds from its two warehouse lines of credit to purchase or finance this equipment. During the holding period the Company recognizes the revenues generated from these leases or notes and the interest expense related to the drawdowns from the warehouse lines of credit.

         On November 29, 1995, the Company entered into an agreement to sell certain assets and notes receivables with a net carrying value of $27,337,402 to a trust for the purpose of the trust issuing lease backed certificates in exchange for cash proceeds. The Company recognized a gain on this transaction of $459,632. The leased backed certificates are recourse only to the assets used to collateralize the obligation. Under the terms of the agreement, the Company will continue to acquire and sell additional assets to the trust over the twelve month period beginning November 30, 1995 and ending November 28, 1996. During the period November 30, 1995 through June 30, 1996, the Company sold additional assets to the trust for $4,807,746. These assets had a net carrying value of $4,225,596, resulting in a gain of $582,150.

Note 6.  Property and Equipment:

         Major classes of property and equipment at June 30 are as follows:


                                                      1996            1995
                                                      ----            ----
Land                                             $  1,077,830    $  1,077,830
Buildings                                           7,352,608       7,345,648
Office furniture, fixtures and equipment            8,573,547       8,259,319
Other                                                 843,450         766,975
                                                 ------------    ------------

                                                   17,847,435      17,449,772
Less accumulated depreciation and amortization    (11,398,438)    (10,457,763)
Inventory held for resale                             484,611         677,293
                                                 ------------    ------------
Net Property and Equipment                       $  6,933,608    $  7,669,302
                                                 ------------    ------------

        PAI owns its headquarters building in San Rafael, California. The Company paid $7,749,476 to purchase the land and construct the building. The cost of construction was paid for with a combination of $2,749,476 in cash from the Company's operations and a $5,000,000 advance from PAI. The $5,000,000 advance is included as a reduction in receivable from Phoenix Leasing Partnerships and other affiliates. PAI has pledged the market value of the building as security for a $5,000,000 Industrial Revenue Bond ("IDB") which PAI has with the City of San Rafael, California. The principal of the IDB is payable in a lump sum payment on October 1, 2004. The Company paid $248,325 and $206,798 in interest payments related to the IDB during the year ended June 30, 1996 and 1995, respectively.

        As of June 30, 1996, a portion of the Company's headquarters has been leased to third parties. The remaining lease term is for less than one year and the minimum lease payments receivable are as follows:


                  1997                           $  370,093
                                                  =========

                                                       Exhibit 21 - Page 9 of 12

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 7.  Investments in Marketable Securities:

        In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). The Company adopted this statement on July 1, 1994. This pronouncement prescribes specific accounting treatment for investments based on their classification as either held-to-maturity securities
(HTM), available-for-sale securities (AFS) or trading securities, as defined in the statement.

        As of June 30, 1996, all securities held by the Company are classified as AFS and are reported at their amortized cost of $1,287,323, which approximates fair value. This value includes Class C Equipment Investment Trust Certificates (Class C Shares) valued at $1,248,843 and equities valued at $38,479. As of June 30, 1995, all securities are classified as HTM and are reported at amortized cost of $7,298,771, which approximated fair value. Gross unrealized gains and gross unrealized losses on such securities as of June 30, 1996 and 1995 were immaterial.

        As of June 30, 1996, none of the securities held by the Company had specified contractual maturities. Contractual maturities of securities held as of June 30, 1995, are as follows:


           1995
           ----
           Held-To-Maturity Securities

           Due in one year or less                        $4,202,115
           Due after one through five years                3,096,656
                                                          ----------

           Total                                          $7,298,771
                                                          ==========

        During fiscal year 1996, the Company sold $3,000,000 in face value of U.S. Treasury Notes, which were classified as HTM as of June 30, 1995. As a result of the sale, the Company changed the classification of all of its U.S. Treasury Notes from HTM to AFS in accordance with SFAS No. 115. The sale resulted in an immaterial gain, and proceeds were used for general corporate purposes.

Note 8.  Fair Value of Financial Instruments:

        Marketable Securities

           The carrying amounts of marketable securities reported in the balance sheets approximate their fair values.

        Leases,  Notes Receivable, and Debt

        The fair values of the Company's leases, notes receivable, and debt are estimated based on the market prices of similar instruments or on the current market interest rates for instruments with similar terms, maturities, and risks. The estimated fair values of the Company's leases, notes receivable, and debt approximate the carrying amounts reported in the balance sheets.


Note 9.  Short-Term and Warehouse Lines of Credit:

         To provide interim financing for equipment and working capital needs, the Company executes lines of credit which consist of short-term notes with banks with interest rates equal to the prime rate or the banks' index rate. All lines of credit are renewable annually at the banks' option.

                                                      Exhibit 21 - Page 10 of 12

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 9.  Short-Term and Warehouse Lines of Credit (continued):

        As of June 30, 1996, the Company, through PAI, had access to one short-term line of credit totaling $2.5 million. of which $750,000 was available for borrowing at June 30, 1996. Draw downs under this credit line are secured by the Company's receivable from Phoenix Leasing Partnerships.

        In addition, the Company has two secured short-term warehouse lines of credit totaling $37.5 million, which are used to provide interim financing for the acquisition of equipment and the financing of notes receivable. As of June 30, 1996, $16.9 million of these lines have been drawn down. The draw downs under these lines are collateralized by investments in financing leases and notes receivable included in equipment subject to lease. The interest rate is tied to the IBOR (Eurodollar) rate. The initial commitment period for these lines of credit is 18 months and may be extended to 36 months at the discretion of the bank. Principal payments are based on the lesser of the aggregate payments received by the Company on its leases and notes receivable or the aggregate principal and interest amount outstanding on the payment date of the credit line.

        In connection with the Company's lines of credit, various financial ratios and other covenants must be maintained. The Company has guaranteed its right, title and interest in certain of its assets and the future receipts from these assets in order to secure payment and performance of these credit lines.

        Additional information relating to the Company's short-term bank lines follows:


                                                       1996             1995
                                                       ----             ----
Balance at June 30                                 $18,680,044      $17,644,012
Maximum amount outstanding                          32,111,837       17,644,012
Average amount outstanding                          13,828,284        2,522,340
Weighted average interest rate during the period          7.56%             7.9%


Note 10.  Long-Term Debt:

        Long-term debt consists of the following at June 30:


                                                           1996         1995
                                                           ----         ----
      Mortgage  payable at varying interest
  rates with an initial rate of 8.75%  secured by
  a first deed of trust on real property with a cost
  of $250,000.  Note is amortized  over 83 months
  with  monthly  payments of $559 with a final
  payments of $122,151.                                  $154,238     $160,944



      Note  payable  to a bank,  collateralized
  by the assets of Phoenix Leasing Liquidation
  Corporation,  a subsidiary of the Company,  with
  a variable  rate of interest  tied to the bank's
  prime rate payable in 30 consecutive monthly
  installments                                            466,661         --

                                                      Exhibit 21 - Page 11 of 12


                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



    Note 10.  Long-Term Debt (continued):

             Note payable at 9.75% secured by
         computer  equipment with a cost of
         $668,994. Note is amortized over 46
         months with monthly payments of $16,887             --         68,446
                                                         --------     --------

             Total long-term debt                        $620,899     $229,390
                                                         ========     ========


       The aggregate long-term debt maturities for the fiscal years ended June 30, are as follows:


                  1997                                  $     440,034
                  1998                                         40,039
                  1999                                          6,706
                  2000                                          6,706
                  2001                                          5,588
                  2002 and thereafter                         121,826
                                                        -------------
                  Total.                                 $    620,899
                                                         ============

Note 11.  Profit Sharing Plan:

         The Company has a profit sharing plan covering substantially all employees who meet certain age and service requirements. Contributions to the plan by the Company are made at the discretion of the board of directors. The profit sharing expense was $600,000 for the years ended June 30, 1996 and 1995, respectively.

Note 12. Leased Facilities:

         The Company leases office and warehouse space in various parts of the country and had annual rental expense of approximately $417,000 and $402,000 for the years ended June 30, 1996 and 1995, respectively.

Note 13.  Transactions with Related Parties:

         The Company provides an interest bearing line of credit totaling $8,000,000 to PAI's controlling shareholder which is secured by common stock of Phoenix Precision Graphics, Inc. (an unaffiliated Nevada corporation). As of June 30, 1996 and 1995, $6,646,209 and $4,837,814 of this line of credit has been drawn down and is included in notes receivable from related party. As of June 30, 1996 and 1995, Phoenix Precision Graphics is in a start-up mode and has cumulative losses of $9,120,711 and $5,959,708, respectively.

         The Company provides an interest bearing line of credit to PAI's controlling shareholder, which is secured by common stock of Phoenix Fiberlink Inc. (an unaffiliated Nevada Corporation). As of June 30, 1996 and 1995, $2,121,484 and $736,638 of this line of credit has been drawn down and is included in notes receivable from related party.

         The Company earned a management fee from an affiliate of $556,453 and $678,947 for the years ended June 30, 1996 and 1995, respectively. This management fee is included in Portfolio management fees.

         The Company paid an affiliate an asset management fee of $305,770 and $1,026,714 for the years ended June 30, 1996 and 1995, respectively. These asset management fees are included in equipment lease operations, maintenance, remarking and administrative fees.

                                                      Exhibit 21 - Page 12 of 12

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 14.  Commitments and Contingencies:

         The Company has entered into agreements which contain specific purchase commitments. The Company may satisfy these commitments by purchasing equipment for its own account or by assigning equipment purchases to its affiliated partnerships. At June 30, 1996 the Company anticipates being able to satisfy its future obligations under the agreements and intends to assign most of the purchases under the agreements to its affiliated partnerships.

         The   Company   enters   into   commitments   to   purchase   and  sell
high-technology equipment on behalf of a corporate affiliate. The Company is reimbursed for these services.

         The Company is party to legal actions which arise as part of the normal course of its business. The Company believes, after consultation with counsel, that it has meritorious defenses in these actions, and that the liability, if any, will not have a material adverse effect on the financial position of the Company.